C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Chad Lindbloom, vice president and chief financial officer (952) 937-7779

Angie Freeman, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS THIRD QUARTER RESULTS

MINNEAPOLIS, October 23, 2007 - C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (NASDAQ: CHRW), today reported financial results for the quarter ended September 30, 2007.

Summarized financial results for the quarter ended September 30 are as follows (dollars in thousands, except per share data):

	Three months ended September 30,			Nine months ended September 30,
	2007	2006	% Change	2007	2006	% Change

Gross profits	$ 313,196	$ 278,346	12.5%	$ 921,024	$ 804,022	14.6%
Operating income	131,828	111,118	18.6%	376,811	307,470	22.6%
Net income	83,743	70,390	19.0%	239,007	195,098	22.5%
Diluted EPS	$ 0.48	$ 0.40	20.0%	$ 1.37	$ 1.11	23.4%

Total Transportation gross profits increased 13.4 percent to $276.6 million in the third quarter of 2007 from $243.9 million in the third quarter of 2006. Our Transportation gross profit margin increased to 18.0 percent in 2007 from 17.5 percent in 2006.

The increase in our Transportation gross profit margin in the third quarter was due to a slight increase in our truck transportation gross profit margins and to our mix of business. We had faster growth in our air and miscellaneous transportation management services businesses, which have higher gross profit margins than our Transportation business overall.

Continued softness in the North American truck market slowed our truck transportation gross profit growth in the third quarter of 2007. Our truck transportation gross profit growth of 12.1 percent was driven primarily by increased volumes and a small increase in our gross profit margin, offset by a slight decrease in truckload rates.

Our intermodal gross profit growth of 9.3 percent in the third quarter was due to an increase in volumes. Our volume growth was driven primarily by cross-selling with existing C.H. Robinson customers.

The increase of 14.0 percent in our ocean transportation gross profits in the third quarter of 2007 was driven primarily by volume growth. Our air transportation gross profit growth of 57.8 percent in the third quarter of 2007 includes approximately $1 million of domestic air gross profits from our previously-disclosed acquisition of LXSI Services Inc. on July 13, 2007.

Miscellaneous transportation gross profits consist primarily of transportation management fees and customs brokerage fees. The increase of 28.2 percent in the third quarter was driven primarily by increases in our transportation management business.

For the third quarter, Sourcing gross profits increased 6.9 percent to $24.9 million in 2007 from $23.3 million in 2006. We continued to have success growing our business with retailers and foodservice providers.

For the third quarter, operating expenses increased 8.5 percent to $181.4 million in 2007 from $167.2 million in 2006. This was due to an increase of 8.1 percent in personnel expenses and an increase of 9.7 percent in selling, general and administrative expenses.

As a percentage of gross profits, operating expenses decreased to 57.9 percent in the third quarter of 2007 from 60.1 percent in the third quarter of 2006. This decrease was due to a decline in personnel expenses as a percentage of gross profits from 46.7 percent to 44.9 percent. Expenses related to our restricted stock program and various other incentive plans are variable, based on growth in our earnings. Our slower earnings growth in the third quarter of 2007 compared to the third quarter of 2006 resulted in a decrease in expense related to some of these incentives plans. This contributed to our personnel expenses growing slower than our gross profits.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 25,000 customers through a network of 218 offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 45,000 carriers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; competition and growth rates within the third-party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the produce industry, including food safety and contamination issues; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Conference Call Information:

C.H. Robinson Worldwide Third Quarter 2007 Earnings Conference Call

Tuesday, October 23, 2007 5:00 p.m. Eastern time

Live webcast available through Investor Relations link at www.chrobinson.com

Telephone access: 800-366-7417

Webcast replay available through November 6, 2007; Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on October 26, 2007: 800-405-2236;

passcode: 11097521#

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Gross Revenues:
Transportation	$ 1,537,660	$1,394,979	$ 4,349,251	$ 3,974,134
Sourcing	315,755	307,384	981,114	907,659
Information Services	11,735	11,128	33,836	31,810
Total gross revenues	1,865,150	1,713,491	5,364,201	4,913,603
Gross Profits:
Transportation
Truck	238,804	213,015	700,835	609,579
Intermodal	9,891	9,053	29,461	26,556
Ocean	11,561	10,144	31,606	27,563
Air	6,896	4,370	21,954	15,847
Miscellaneous	9,402	7,334	26,213	20,260
Total transportation	276,554	243,916	810,069	699,805
Sourcing	24,907	23,302	77,119	72,407
Information Services	11,735	11,128	33,836	31,810
Total gross profits	313,196	278,346	921,024	804,022

Operating costs and expenses:
Personnel expenses	140,493	129,981	423,500	386,801
Selling, general, and administrative expenses	40,875	37,247	120,713	109,751
Total operating expenses	181,368	167,228	544,213	496,552
Income from operations	131,828	111,118	376,811	307,470

Investment and other income	3,467	2,971	10,493	8,513

Income before provision for income taxes	135,295	114,089	387,304	315,983
Provision for income taxes	51,552	43,699	148,297	120,885
Net income	$ 83,743	$ 70,390	$ 239,007	$ 195,098

Net income per share (basic)	$ 0.49	$ 0.41	$ 1.40	$ 1.14
Net income per share (diluted)	$ 0.48	$ 0.40	$ 1.37	$ 1.11
Weighted average shares outstanding (basic)	170,274	170,925	170,798	171,001
Weighted average shares outstanding (diluted)	173,349	174,776	174,020	174,989

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands)

	September 30, 2007	December 31, 2006

Assets
Current assets:
Cash and cash equivalents	$ 281,757	$ 348,592
Available-for-sale securities	129,076	124,767
Receivables, net	937,984	764,995
Other current assets	20,155	17,794
Total current assets	1,368,972	1,256,148

Property and equipment, net	96,699	82,071
Intangible and other assets	319,377	293,474
	$ 1,785,048	$ 1,631,693

Liabilities and stockholders' investment
Current liabilities:
Accounts payable and outstanding checks	$ 624,526	$ 540,129
Accrued compensation	84,698	98,408
Other accrued expenses	39,448	48,412
Total current liabilities	748,672	686,949

Long term liabilities	9,916	1,022
Total liabilities	758,588	687,971

Total stockholders' investment	1,026,460	943,722
	$ 1,785,048	$ 1,631,693

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited) (In thousands, except operational data)
	Nine months ended September 30,

	2007	2006
Operating activities:
Net income	$ 239,007	$ 195,098
Stock-based compensation	32,323	38,048
Depreciation and amortization	20,065	17,742
Other non-cash expenses, net	(861)	(712)
Net changes in operating elements	(110,856)	(19,265)
Net cash provided by operating activities	179,678	230,911

Investing activities:
Net property additions	(31,928)	(32,951)
Cash paid for acquisitions	(22,220)	(36,174)
Purchases of available-for-sale securities	(144,473)	(83,956)
Sales/maturities of available-for-sale securities	141,407	78,203
Other assets, net	(48)	(2,017)
Net cash used for investing activities	(57,262)	(76,895)

Financing activities:
Net repurchases of common stock	(107,572)	(43,622)
Excess tax benefit from stock based compensation plans	12,596	11,378
Cash dividends	(94,016)	(68,046)
Net cash used for financing activities	(188,992)	(100,290)
Effect of exchange rates on cash	(259)	1,034

Net change in cash and cash equivalents	(66,835)	54,760
Cash and cash equivalents, beginning of period	348,592	230,628
Cash and cash equivalents, end of period	$ 281,757	$ 285,388

	As of September 30
	2007	2006
Operational Data:
Employees	7,149	6,590
Branches	218	210

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